Exhibit 99.1

Contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES

THIRD QUARTER 2016 RESULTS

Company Successfully Completed Acquisition of

Dejana Truck & Utility Equipment Company, Inc. in July 2016;

Reaffirms Full Year 2016 Outlook

Highlights:

•                  Third quarter net sales of $123.6 million, in line with Company expectations

•                  Produced earnings per diluted share of $0.32 for the third quarter

•                  Reported net income for the quarter of $7.3 million

•                  Reported Adjusted EBITDA for the quarter of $25.1 million

•                  Successfully completed acquisition of Dejana Truck & Utility Equipment Company, Inc. on July 15, 2016

•                  Created two reporting segments: Work Truck Attachments and Work Truck Solutions

•                  Company paid $0.235 per share cash dividend on September 30, 2016

October 31, 2016 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and up-fitter of Work Truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2016.

New Reporting Structure

Prior to the third quarter, the Company operated as a single business segment. Following the acquisition of the business of Dejana Truck & Utility Equipment Company, Inc., which was completed on July 15, 2016, the Company created two reporting segments to reflect the new structure and management of the Company. First, the Work Truck Attachments segment, which was previously the Company’s sole reporting segment and includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which resulted from the acquisition of the business of Dejana, includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

James L. Janik, Chairman, President, and Chief Executive Officer explained, “This was a very important quarter in our Company’s history. With the successful completion of the Dejana deal, we have introduced a new segment that focuses on complementary services and products that will be increasingly important to the Company in the years ahead. In addition to creating significant growth opportunities, the Work Truck Solutions segment also supports our efforts to diversify our revenue streams and continues to reduce the influence of weather on our overall business. With the first few months under our belt, we are pushing ahead with the implementation of DDMS, our proprietary management system, and are gratified by the positive attitude of the Dejana team and the initial results we have achieved. We are focused on further reducing their already industry leading lead times and driving productivity improvements and expect to achieve great results in the years ahead.”

- MORE -

Janik added, “Despite experiencing one of the lowest snowfall environments in the past decade this past winter, and having very tough comparisons to our unprecedented performance last year, our Work Truck Attachments segment turned in strong results. This segment performed in line with our expectations in the third quarter following a record performance in the second quarter of 2016, which combined to produce an excellent total pre-season order period that exceeded our initial expectations. While we are diversifying and expanding our portfolio, the snow and ice management business will always be the core of our Company. The levels of quality and service we have consistently produced means we have set a very high bar not just for our competitors, but the other business units within our Company.”

Consolidated Third Quarter Results

Results for the third quarter of 2016 include the impact of the Dejana acquisition for the period of July 18, 2016, the first business day following the completion of the acquisition, through September 30, 2016. Overall, results were in line with Company expectations. The Company benefited from the positive impact of the addition of Dejana/Work Truck Solutions, which performed in line with internal plans. In the Work Truck Attachments segment, Henderson Products continued to perform well in the third quarter of 2016 and remains on track to produce a strong year, outperforming its 2015 results.

Net sales for the Company were $123.6 million in the third quarter of 2016, compared to net sales of $120.6 million in the third quarter of 2015, an increase of 2.5%. Net income was $7.3 million, or $0.32 per diluted share, based on weighted average shares of 22.5 million shares, in the third quarter of 2016, compared to net income of $15.5 million, or $0.68 per diluted share, based on weighted average shares of 22.4 million shares, in the third quarter of 2015. The Company reported Adjusted EBITDA of $25.1 million in the third quarter of 2016, compared to Adjusted EBITDA of $31.1 million in the third quarter of 2015.

During the third quarter of 2016, there were certain unusual items related to the Dejana acquisition that negatively impacted the Company’s results by approximately $6.2 million of pre-tax income, or $0.17 per diluted share. These items included shipments from the Work Truck Attachment segment to Dejana/Work Truck Solutions, which were shipped during the third quarter 2016 in line with historical trends, but will not be recognized as revenue until they are sold to end users by Dejana/Work Truck Solutions, which will likely occur in the fourth quarter of 2016 or the first quarter of 2017.  All future shipments from the Work Truck Attachment segment to Work Truck Solutions will similarly not be recognized as revenue until they are sold to end users by Dejana/Work Truck Solutions. The Company also amortized all of the customer order backlog related to Dejana/Work Truck Solutions following the completion of the acquisition. There was also a small inventory write-up related to the acquisition, which was fully amortized during the quarter, plus certain acquisition related costs.

The effective tax rate for the third quarter of 2016 was 38.5% and the estimated effective tax rate for full year 2016 is expected to be approximately 37.0%.

Work Truck Attachments Third Quarter Results

For the third quarter of 2016, the Work Truck Attachments segment recorded revenue of $100.5 million and gross profit of $33.8 million.  The segment reported income from operations of $24.1 million.

While in line with internal expectations, results for the Company’s commercial snow and ice products were lower when compared to the same period last year due to the impact on demand from below average levels of snowfall in the most recent snow season, plus difficult comparisons to the record performance in the third quarter of 2015, which was driven by the record launch of 20 new products in 2015 and an influx of pent-up demand. In 2015, pre-season shipments were more evenly weighted between the second and third quarters. In 2016, there was a return towards historical patterns, which helped drive record results in the second quarter of 2016 and exacerbated the difficult comparison for the third quarter.

Work Truck Solutions Third Quarter Results

For the third quarter of 2016, the Work Truck Solutions segment produced revenue of $27.1 million and gross profit of $5.2 million. The segment recorded ($0.4) million in loss from operations for the quarter, which was in line with initial internal expectations.

Balance Sheet and Liquidity

During the first nine months of 2016, the Company recorded net cash provided by operating activities of $11.2 million compared to net cash used in operating activities of ($11.9) million in the same period of 2015. The increase was due to favorable changes in working capital, mainly accounts receivable, of $23.4 million slightly offset by a $0.3 million decrease in net income adjusted for reconciling items.

Inventory was $71.6 million at the end of the third quarter of 2016, compared to $55.2 million at the end of the third quarter of 2015. The increase is attributable to the acquisition of Dejana/Work Truck Solutions, which was partially offset by a decrease in inventory for the Work Truck Attachments segment related to planned reductions with the anticipated lower overall sales in 2016.

Accounts receivable at the end of the third quarter of 2016 were $120.2 million, an increase of $1.7 million compared to the end of the third quarter of 2015, which includes the impact of the Dejana/Work Truck Solutions acquisition, largely offset by a general decrease due to lower overall sales in the Work Truck Attachments segment in the third quarter of 2016.

Dividend

As previously announced on September 9, 2016, Douglas Dynamics declared a quarterly cash dividend of $0.235 per share on the Company’s common stock, which was paid on September 30, 2016 to stockholders of record as of the close of business on September 20, 2016.

Outlook

Based on the Company’s results to date and visibility into current market trends, plus the addition of the Dejana Truck and Utility Equipment Company business which closed on July 15, 2016, the Company is reiterating its 2016 financial outlook. The Company continues to expect 2016 net sales to be in the range of $395 million to $450 million, net income to be in the range of $31 million to $40 million, and adjusted EBITDA to be in the range of $77 million to $97 million.  Earnings per share (“EPS”) for 2016 are expected to range from $1.36 per diluted share to $1.79 per diluted share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels during the fourth quarter. Also, the Dejana/Work Truck Solutions outlook for diluted EPS includes preliminary estimates for the impact of purchase accounting, which could change and will be finalized in the coming months.

Mr. Janik noted, “When combined, our second and third quarter results slightly exceeded our initial expectations and so we are comfortable reiterating the increased and narrowed guidance we issued last quarter. We are pleased with the initial results from the Dejana acquisition and expect a strong overall performance again in 2016. While the structure and focus of the Company has changed this year, and the influence of weather has diminished, we know our fourth quarter results will still be impacted by the magnitude, timing and location of snowfall. As we look towards the winter season, we are well prepared to execute our strategy and well positioned to deliver long-term future success.”

Webcast Information

The Company will host an investor conference call on Tuesday, November 1, 2016 at 10:00 a.m. Central Time. The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial Work Truck Attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2016 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of TrynEx Inc., which we acquired in 2013, the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$303	$36,844
Accounts receivable, net	120,234	67,707
Inventories	71,607	51,584
Inventories - truck chassis floor plan	6,733	—
Refundable income taxes paid	—	4,850
Deferred income taxes	6,155	6,154
Prepaid and other current assets	4,435	2,104
Total current assets	209,467	169,243

Property, plant, and equipment, net	51,285	42,636
Goodwill	233,088	160,932
Other intangible assets, net	202,000	127,647
Other long-term assets	4,222	2,708
Total assets	$700,062	$503,166

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,847	$14,555
Accrued expenses and other current liabilities	35,838	25,549
Floor plan obligations	6,733	—
Income taxes payable	3,381	—
Short term borrowings	26,000	—
Current portion of long-term debt	2,829	1,629
Total current liabilities	89,628	41,733

Retiree health benefit obligation	6,966	6,656
Pension obligation	9,932	10,839
Deferred income taxes	57,667	54,932
Long-term debt, less current portion	307,293	182,506
Other long-term liabilities	14,507	6,004

Total stockholders’ equity	214,069	200,496
Total liabilities and stockholders’ equity	$700,062	$503,166

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
	(unaudited)		(unaudited)

Net sales	$123,573	$120,565	$286,125	$281,598
Cost of sales	86,929	79,700	193,829	187,286
Gross profit	36,644	40,865	92,296	94,312

Selling, general, and administrative expense	15,761	12,506	37,986	35,227
Intangibles amortization	4,395	1,803	7,847	5,610

Income from operations	16,488	26,556	46,463	53,475

Interest expense, net	(4,518)	(2,824)	(10,253)	(8,057)
Litigation proceeds	—	—	10,050	—
Other expense, net	(97)	(60)	(230)	(189)
Income before taxes	11,873	23,672	46,030	45,229

Income tax expense	4,571	8,124	17,122	16,194

Net income	$7,302	$15,548	$28,908	$29,035
Less: Net income attributable to participating securities	101	214	390	405
Net income attributable to common shareholders	$7,201	$15,334	$28,518	$28,630

Weighted average number of common shares outstanding:
Basic	22,501,640	22,362,787	22,473,642	22,314,198
Diluted	22,501,640	22,373,351	22,473,642	22,330,095

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.32	$0.69	$1.27	$1.28
Earnings per common share assuming dilution attributable to common shareholders	$0.32	$0.68	$1.26	$1.27
Cash dividends declared and paid per share	$0.24	$0.22	$0.71	$0.67

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2016	September 30, 2015
	(unaudited)

Operating activities
Net income	$28,908	$29,035
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,217	9,193
Inventory step up of acquired business included in cost of sales	125	1,956
Amortization of deferred financing costs and debt discount	642	502
Stock-based compensation	2,258	2,740
Provision for losses on accounts receivable	221	170
Deferred income taxes	2,734	3,219
Earnout liability	(51)	556
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(37,659)	(57,790)
Inventories	(1,973)	(8,954)
Prepaid and other assets and refundable income taxes paid	3,087	(962)
Accounts payable	(1,763)	3,714
Accrued expenses and other current liabilities	952	5,607
Benefit obligations and other long-term liabilities	1,513	(908)
Net cash provided by (used in) operating activities	11,211	(11,922)

Investing activities
Capital expenditures	(7,084)	(7,110)
Acquisition of business	(175,927)	(11,818)
Net cash used in investing activities	(183,011)	(18,928)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	—	(27)
Proceeds from exercise of stock options	—	111
Payments of financing costs	(2,250)	—
Borrowings on long-term debt	129,350	—
Dividends paid	(16,086)	(15,131)
Net revolver borrowings	26,000	27,000
Repayment of long-term debt	(1,755)	(1,425)
Net cash provided by financing activities	135,259	10,528
Change in cash and cash equivalents	(36,541)	(20,322)
Cash and cash equivalents at beginning of year	36,844	24,195
Cash and cash equivalents at end of quarter	$303	$3,873

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$8,481	—

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

Three Months Ended
September 30,
2016
Net Sales
Work Truck Attachments	$100,509
Work Truck Solutions	27,107
Corporate & Eliminations	(4,043)
$123,573
Gross Profit
Work Truck Attachments	$33,777
Work Truck Solutions	5,227
Corporate & Eliminations	(2,360)
$36,644
Selling, General & Administrative Expenses
Work Truck Attachments	7,974
Work Truck Solutions	2,934
Corporate & Eliminations	4,853
$15,761
Income from Operations
Work Truck Attachments	$24,078
Work Truck Solutions	(377)
Corporate & Eliminations	(7,213)
$16,488
Depreciation
Work Truck Attachments	$1,358
Work Truck Solutions	209
Corporate & Eliminations	50
$1,617
Assets
Work Truck Attachments	$484,261
Work Truck Solutions	203,403
Corporate & Eliminations	12,398
$700,062

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2016	2015	2016	2015

Net income	$7,302	$15,548	$28,908	$29,035

Interest expense - net	4,518	2,824	10,253	8,057
Income tax expense	4,571	8,124	17,122	16,194
Depreciation expense	1,617	1,267	4,370	3,583
Amortization	4,395	1,803	7,847	5,610
EBITDA	22,403	29,566	68,500	62,479

Stock based compensation	522	759	2,258	2,740
Litigation proceeds	—	—	(10,050)	—
Purchase accounting (1)	(58)	162	74	2,512
Other charges (2)	2,221	580	3,239	1,001
Adjusted EBITDA	$25,088	$31,067	$64,021	$68,732

(1) Reflects ($183) and $66 in earn-out compensation expense (benefit)  related to TrynEx in the three months ended September 30, 2016 and September 30, 2015, respectively. Reflects $96 in earn-out compensation expense related to Henderson in the three months ended  September 30, 2015.  Reflects ($51) and $268 in earn-out compensation expense  (benefit) related to TrynEx in the nine months ended September 30, 2016 and September 30, 2015, respectively. Reflects $288 in earn-out compensation expense related to Henderson in the nine months ended September 30, 2015. Reflects $125 in inventory step up related to Dejana included in cost of sales in the three and nine months ended September 30, 2016.  Reflects $1,956 in inventory step up related to Henderson included in cost of sales in the nine months ended September 30, 2015.

(2) Reflects expenses of $2,221 and $580 for  unrelated legal and consulting fees for the three months ended September 30, 2016 and September 30, 2015, respectively.   Reflects expenses of $3,239 and $1,001 for unrelated legal and consulting fees for the nine months ended September 30, 2016 and September 30, 2015, respectively.